Exhibit 99.6

SECOND AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT

THIS SECOND AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT (the “Amendment”), dated December 23, 2014, is entered into by and among Assembly Biosciences, Inc., a Delaware corporation (“Assembly”), and Lee Arnold (“Optionee”).

RECITALS

WHEREAS, Assembly’s predecessor, Assembly Pharmaceuticals, Inc. (“Pharma”) granted an option to Optionee to purchase 500,000 shares of the common stock of Pharma (the “Option”), pursuant to, and in accordance with the terms and conditions of, the Non-Qualified Stock Option Agreement dated May 16, 2014, by and between Assembly and Optionee (the “Option Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Option Agreement);

WHEREAS, in connection with the transaction between Assembly and Pharma the Option is now exercisable for 155,420 shares of the common stock of Assembly;

WHEREAS, Optionee desires to use the Option as collateral for a loan from the Israel Discount Bank (the “Loan”); and

WHEREAS, the Compensation Committee of the Board of Directors of Assembly desires to modify the Option to permit Optionee to use the Option as collateral.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assembly, Optionee and Parent hereby agree as follows.

1.           Amendment. Notwithstanding anything to the contrary in the Option, the Option is hereby amended and modified as necessary to allow Optionee to pledge the Option as collateral for the Loan and the lender will have all rights of any creditor under the Uniform Commercial Code to foreclose on and sell the collateral as provided in the loan agreements and applicable law; provided that in the event of foreclosure, the creditor has 10 days to exercise the Option and, in the event the Option has not been exercised during such period, the Option is automatically cancelled.

2.           Miscellaneous. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. Any facsimile or other electronic transmission (including pdf) of a signed counterpart shall be deemed to be an original counterpart and any signature appearing thereon shall be deemed to be an original signature. Except as otherwise modified by this Amendment, the Option Agreement remains in full force and effect without modification or waiver. Except as otherwise provided herein, the terms of the Option Agreement shall govern this Amendment.

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IN WITNESS WHEREOF, each of the parties has caused this Second Amendment to Non-Qualified Stock Option Agreement to be duly executed on its behalf as of the day and year first above written.

ASSEMBLY BIOSCIENCES, INC.

By:	/s/ Russell H. Ellison
Name:	Russell H. Ellison
Title:	CEO

LEE ARNOLD

/s/ Lee Arnold